EXHIBIT 1

                              EXCLUSIVITY AGREEMENT

         EXCLUSIVITY AGREEMENT, dated as of April 26, 2001, between The Smithfield Companies, Inc., a Virginia corporation (the "Company"), and Smithfield Foods, Inc., a Virginia corporation ("SFI").

         WHEREAS, the parties have engaged in preliminary, non-binding discussions regarding the possible acquisition of the Company by SFI; and

         WHEREAS, in connection therewith, the parties desire to memorialize their understandings regarding such negotiations and the exclusivity thereof.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

         1. Good Faith Negotiations. The parties hereto agree that, during the
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Exclusivity Period (as defined below), they shall engage in good faith negotiations with the intention of executing a merger agreement providing for the acquisition of the Company by SFI or a wholly-owned subsidiary thereof. The parties hereto acknowledge that it is in their respective best interests to conduct discussions on an exclusive basis.

         2. Exclusivity. The Company agrees that it shall not, at any time
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during the twenty (20) day period commencing on the date hereof (the
"Exclusivity Period"), directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person other than SFI relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, the Company or any business combination involving the Company, or participate in any negotiations regarding, or furnish to any other person any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person other than SFI to do or seek any of the foregoing. During the Exclusivity Period, (a) the Company shall promptly advise SFI if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform SFI of all the terms and conditions thereof, and shall furnish to SFI copies of any such written proposal or offer and the contents of any communications in response thereto, and (b) the Company shall not waive any provisions of any "standstill" agreements between the Company and any party.

         3. Successors and Assigns. This Agreement shall inure to the benefit of
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and be binding upon the parties hereto and their respective permitted successors and assigns.

         4. Governing Law. This Agreement shall be governed by and construed in
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accordance with the laws of the Commonwealth of Virginia.


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         5. Entire Agreement. This Agreement constitutes the entire agreement
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between the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements related thereto.

         6. Amendments and Waivers. Neither this Agreement nor any of the terms
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hereof may be terminated, amended or waived orally, but only by an instrument in writing signed by the party against which enforcement of the termination, amendment or waiver is sought. The performance or observance of any provision of this Agreement may be waived in whole or in part and any period of time relating to such performance or observance may be extended from time to time, as agreed by the parties hereto.

         7. Counterparts. This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.


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         IN WITNESS WHEREOF, each of the parties hereto has caused this
Exclusivity Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

                                   THE SMITHFIELD COMPANIES, INC.



                                   By:      /s/ Richard S. Fuller
                                       -----------------------------------
                                   Name: Richard S. Fuller
                                   Its:  President


                                   SMITHFIELD FOODS, INC.



                                   By:     /s/ Michael H. Cole
                                       -----------------------------------
                                   Name: Michael H. Cole
                                   Its:  Secretary and Associate General Counsel